Exhibit 10.6

THIRD AMENDMENT TO LEASE

THIS THIRD AMENDMENT TO LEASE (the “Amendment”), made as of the _1st_ day of ___April______, 2026, by and between RIVER RIDGE LIMITED PARTNERSHIP, a Massachusetts limited partnership (hereinafter referred to as the “Landlord”), and CORBUS PHARMACEUTICALS INC., a Delaware corporation (hereinafter referred to as the “Tenant”).

WITNESSETH: Exhibit

WHEREAS, Landlord and Tenant are parties to that certain lease dated as of August 21, 2017, as amended by Lease Amendment No. 1 dated February 26, 2019 and Lease Amendment No. 2 dated October 8, 2019 (collectively, the “Lease”) relating to certain premises (the “Original Premises”) in a building located at 500 River Ridge Drive, Norwood, Massachusetts 02062 (the “Building”), as more particularly described in the Lease. Corbus Pharmaceuticals Holdings, Inc. is the Guarantor of the Lease pursuant to a Guarantee dated August 21, 2017.

WHEREAS, the Term of the Lease shall expire on November 30, 2026.

WHEREAS, Landlord and Tenant are entering into this Amendment to (i) extend the Term of the Lease, (ii) terminate the Lease with respect to portions of the Original Premises, (iii) provide for the right of Tenant to further extend the Term of the Lease and (iv) amend certain other terms and conditions of the Lease as set forth below.

NOW, THEREFORE, in consideration of the foregoing and for One and 00/100 Dollar ($1.00) and other good and valuable consideration, the receipt, sufficiency and delivery of which are hereby acknowledged, it is agreed as follows:

1.
Initially capitalized terms used and not otherwise defined herein shall have the meanings set forth in the Lease.
2.
Extended Term. The Term of the Lease is hereby extended for the period commencing on December 1, 2026 (the “New Commencement Date”) and ending on February 29, 2032 (the “Extended Term”) upon all of the same terms, provisions and conditions set forth in the Lease, except as otherwise expressly set forth herein. Tenant shall have no further rights to extend the Term of the Lease except as expressly set forth in this Amendment.
3.
Termination with Respect to Surrendered Premises: As used herein, the term “Surrendered Premises” shall mean all premises currently being leased by Tenant on the first floor of the Premises except for that portion of the first floor known as Suite 103 containing 1,506 rentable square feet (“Suite 103”) as shown on Exhibit A attached hereto and the term “Remaining Premises” shall mean and refer to 36,471 rentable square feet of space consisting of (i) Suite 103 and (ii) the entire second floor of the Premises, known as Suite 201, containing 34,965 rentable square feet, as shown in pink on Exhibit A attached hereto. Commencing on the New Commencement Date, Tenant shall vacate and deliver the Surrendered Premises in the condition required by the terms of the Lease upon the surrender of the Premises (including, without limitation, Section 6.1.8). From and after the New Commencement Date, all references to the

“Premises” in the Lease shall mean and refer only to the Remaining Premises, except for any obligations accruing prior to the date Tenant surrenders the Surrendered Premises to Landlord. If Tenant fails to vacate the Surrendered Premises on or before the New Commencement Date, Tenant shall be deemed a holdover tenant with respect to the Surrendered Premises and shall be responsible for paying holdover rent in accordance with Section 6.1.9 of the Lease. Notwithstanding the foregoing, unless Landlord shall give Tenant at least ninety (90) days prior written notice requiring such removal, Tenant shall not be obligated to remove the furniture and related wiring from the Surrendered Premises on the New Commencement Date. Landlord agrees to use commercially reasonable efforts to relet the Surrendered Premises to another tenant and Landlord may offer any remaining furniture in the Surrendered Premises to any such new tenant unless Tenant has previously removed the furniture from the Surrendered Premises. If Landlord is unable to secure another tenant that elects to keep the furniture on or before the one (1) year anniversary of the New Commencement Date, then Landlord shall have no liability therefor and Tenant shall remove any remaining furniture (at Tenant’s expense, including any repairs caused by the removal thereof, and otherwise in accordance with Section 6.1.8 of the Lease) within ninety (90) days after Tenant receives written notice from Landlord requesting such removal, provided that Landlord sends such notice within twelve (12) months of the New Commencement Date.
4.
Option To Extend. Section 2.3 of the Lease is hereby deleted in its entirety and replaced with the following:

“Provided that Tenant is not in default in the performance of its obligations under the Lease beyond applicable notice and cure periods, Tenant shall have the option to extend the Extended Term of the Lease for one (1) additional term of five (5) years (the “Option Term”) as set forth in a notice of election of such extension which must be given at least two hundred seventy (270) days prior to the end of the Extended Term, time being of the essence thereof and on the same terms and conditions of the Lease, except that Fixed Rent will be determined pursuant to Section 4(i) below.

(i)
The Fixed Rent for the Option Term shall be determined as follows:
(a)
The annual Fixed Rent during the Option Term shall be equal to an amount representative of the then Fair Market Rent of the Premises as of the commencement of the Option Term, but in no event less than the amount due and payable during the last year of the Extended Term. “Fair Market Rent” shall be based on the rent generally payable in the general area of Norwood, Massachusetts for space approximately the same size, for an equivalent term and for similar terms and conditions as contained in the Lease, taking into account all relevant factors including the quality of Landlord improvements and the location of the Building.
(b)
Within thirty (30) days after Tenant exercises its option to extend, Landlord will advise Tenant in writing (“Landlord’s Rental Notice”) of its determination of Fair Market Rent for the Premises. If Landlord and Tenant cannot agree on the Fair Market Rent for the Option Term within fifteen (15) days of Tenant’s receipt of

Landlord’s Rental Notice, then within thirty (30) days after such failure to reach agreement, Tenant shall have the right to submit to Landlord a notice in writing (“Tenant’s Rental Determination”) stating what Tenant perceives to be the Fair Market Rent for the Option Term. Landlord and Tenant shall again endeavor to agree on the Fair Market Rent. If within fifteen (15) days of Tenant’s submittal of Tenant’s Rental Determination, Landlord and Tenant cannot agree on the Fair Market Rent, they shall each appoint an appraiser who is a member of the Member Appraisal Institute (“MAI”) of the American Institute of Real Estate Appraisers or a real estate broker with at least five (5) years of experience leasing office space in the area in which the Building is located. In the event either party fails to so appoint an appraiser on or before the day specified in the preceding sentence, the person appointed as the appraiser shall appoint a second appraiser. The two appraisers appointed in either manner shall then proceed to appraise the Premises and determine the Fair Market Rent. In the event of their inability to reach a determination of such Fair Market Rent within thirty (30) days after their appointment, then they shall select a third appraiser who will make a final determination of the Fair Market Rent. Landlord and Tenant agree to be bound by the Fair Market Rent determined by the mutual agreement of the appraisers or the third appraiser, as applicable; provided, however, Landlord and Tenant agree that (a) if said determination exceeds the rental determination set forth in Landlord’s Rental Notice, the annual rent during the Option Term shall equal the amount set forth in Landlord’s Rental Notice, and (b) if said determination is less than Tenant’s Rent Determination, the Fixed Rent during the Option Term shall equal Tenant’s Rent Determination, and (c) if said rental determination is between Landlord’s Rental Notice and Tenants’ Rental Notice, such rent determination shall be the Fixed Rent. Each party shall be responsible for the fees and disbursements of its appraiser and attorneys, and the parties shall share equally the fees and disbursements of the third appraiser.”
5.
Rent for Extended Term. During the Extended Term, notwithstanding anything contained in the Lease to the contrary, there shall be no Fixed Rent due with respect to the Remaining Premises from December 1, 2026 through February 28, 2027. Thereafter, Fixed Rent shall be payable in the following amounts:

Period

Annual Fixed Rent

Monthly Fixed Rent

PSF

December 1, 2026-February 28, 2027

$0.00

$0.00

$0.00

March 1, 2027- February 28, 2028*

$780,000.00

$65,000.00

$26.00

March 1, 2028- February 28, 2029

$984,717.00

$82,059.75

$27.00

March 1, 2029- February 28, 2030

$1,021,188.00

$85,099.00

$28.00

March 1, 2030- February 28, 2031

$1,057,659.00

$88,138.25

$29.00

March 1, 2031- February 29, 2032

$1,094,130.00

$91,177.50

$30.00

* Fixed Rent for this period shall be calculated on the basis of 30,000 rentable square feet. Commencing on March 1, 2028, Fixed Rent shall be calculated on the basis of 36,471 square feet of Rentable Floor Area.

6.
Additional Rent; Electricity Charge. During the Extended Term, the Base Operating Costs Year will be calendar year 2027 and the Base Year for Taxes will be Fiscal Year 2027. During the Extended Term, the Rentable Floor Area of the Building is 97,813 and Tenant’s Percentage is 37.28%. Tenant shall continue to pay all other Additional Rent due under the Lease with respect to the Remaining Premises, including without limitation, the electricity charge set forth in Section 5.1.2 of the Lease (the “Electricity Charge”). With respect to the Electricity Charge for the 1,506 rentable square foot portion of the Remaining Premises located on the first floor, Tenant shall be obligated to reimburse Landlord an amount equal to $1.75 per square foot of Rentable Floor Area of the Premises per year. Tenant shall continue to pay the Electricity Charge with respect to the second floor portion of the Remaining Premises in accordance with Section 5.1.2 of the Lease.
7.
Improvement Allowance. Tenant is in occupancy of the Remaining Premises and Landlord shall have no obligation to perform any work in the Remaining Premises. Landlord acknowledges that Tenant intends to make updates to the Remaining Premises, including, without limitation, installation of new carpeting and painting of the walls (the “Updates”). Within thirty (30) days after Tenant has provided Landlord with the Required Documentation (as hereinafter defined), Landlord shall reimburse Tenant for the actual out of pocket costs incurred by Tenant in performing the Updates, up to a maximum of $XXXX (calculated on the basis of XXXX per square foot/36,471 square feet of Rentable Floor Area) (the “Improvement Allowance”). In no event shall Landlord be obligated to reimburse any costs for Tenant’s personal property, furniture, fixtures or equipment. For purposes of this Section 7, “Required Documentation” shall mean, (i) lien waivers from any contractor performing the Updates, and (ii) reasonable backup documentation evidencing the Updates performed and the costs therefor. Notwithstanding anything to the contrary set forth in this Section 7, if the Improvement Allowance is not claimed by Tenant within twenty-four (24) months of the New Commencement Date, then Tenant forfeits all rights to collect such Improvement Allowance.
8.
Landlord’s Work. Landlord shall, at Landlord’s sole cost and expense, repair the sidewalk at the front entrance of the Building; repair the façade of the Building above the breakroom deck; upgrade the lighting in front of the front lobby elevator; and repaint the first floor lobby.

9.
Security Deposit. Landlord is currently holding an existing security deposit in the form of a letter of credit in the amount of $384,950.00 pursuant to the terms of Section 4.4 of the Lease.
10.
Section 10.10 of the Lease is hereby deleted and of no further force and effect.
11.
Each of Landlord and Tenant hereby represents and warrants to the other that it has not dealt with any broker in connection with the consummation of this Amendment other than XXXXX and XXXXX (the “Brokers”). Landlord shall be responsible for any commissions and fees owed to the Brokers pursuant to the terms of a separate agreement between the Brokers and Landlord and, in the event of any other brokerage claims against a party (the “Innocent Party”) predicated upon prior dealings with the other party named herein, such other party agrees to defend the same and indemnify the Innocent Party against any such claim.
12.
Tenant acknowledges that it has no defenses, setoffs, claims, counterclaims or causes of action of any kind or nature whatsoever against Landlord or any of the Landlord’s directors, officers, employees, agents or attorneys with respect to the Lease and the operation of Tenant’s business at the demised Premises.
13.
The parties acknowledge and agree that this Amendment may be executed by electronic signature, which shall be considered as an original signature for all purposes and shall have the same force and effect as an original signature. Without limitation, “electronic signature” shall include faxed versions of an original signature or electronically signed (e.g., via DocuSign) and/or electronically scanned and transmitted versions (e.g., via .pdf) of an original signature. Each party hereby represents and warrants to the other that all necessary action has been taken to enter this Amendment and that the person signing this Amendment on its behalf has been duly authorized to do so.
14.
In all respects, the Lease, as hereby amended and modified, is hereby ratified, approved and confirmed.

15.
[Signatures on following page]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment in any number of counterpart copies, each of which shall be an original for all purposes as of the day and year first above written.

LANDLORD

RIVER RIDGE LIMITED PARTNERSHIP,

a Massachusetts limited partnership

By: Cornerstone Corporation, its managing agent

By:__/s/ Paul J. Tryder ______________________

Paul J. Tryder, President

TENANT

CORBUS PHARMACEUTICALS, INC.

By: _/s/ Sean Moran_________________________

Name: Sean Moran

Title: Chief Financial Officer

Hereunto Duly Authorized

The Guarantor hereby joins in the execution of this Amendment and hereby agrees that its guaranty of the Lease shall continue in full force and effect with respect to the Lease and acknowledges and agrees with the terms of this Amendment.

EXECUTED, this ___1st____ day of _____April_______, 2026.

CORBUS PHARMACEUTICALS

HOLDINGS, INC.

By___/s/ Sean Moran________________________

Name: Sean Moran

Title: Chief Financial Officer

Hereunto duly authorized

EXHIBIT A

XXXXX Floor Plan XXXXX